Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

KANSAS GAS SERVICE SECURITIZATION I, L.L.C.

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is Kansas Gas Service Securitization I, L.L.C. (the “Company”).

2. The Registered Office of the Company in the State of Delaware is located at 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against the Company may be served is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of August 30, 2022.

By:	/s/ Brian K. Shore
Authorized Person

Name:	Brian K. Shore
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